Filed Pursuant to Rule 433

Registration No. 333-191382

September 27, 2013

September 27, 2013

To Participants of the FirstEnergy Corp. Stock Investment Plan:

On behalf of FirstEnergy Corp. (the “Company”), we are pleased to advise you that the Company recently filed a new prospectus relating to the FirstEnergy Corp. Stock Investment Plan (the “Plan”), which reflects certain changes to the Plan. The prospectus is dated September 25, 2013. The Plan amends and restates the Company’s previous stock investment plan.

The amendments to the Plan include, among other things, the following changes:

•	participation in the Plan is now limited to registered shareholders of the Company and employees of the Company and its subsidiaries; and

•	the investment date for cash investments is expected to be the 1st day of each month rather than the 1st and 15th day of each month.

You may obtain a copy of the prospectus online by visiting the website of the Plan Administrator, American Stock Transfer & Trust Company, LLC, at www.amstock.com and clicking Shareholders, clicking Invest Online, clicking All Plans, clicking “F” and then FirstEnergy Corp., and clicking Plan Materials or by contacting the Plan Administrator by writing FirstEnergy Corp., c/o American Stock Transfer & Trust Company, LLC at 6201 15th Avenue, Brooklyn, New York 11219, Attention: Shareholder Relations Department or by calling toll-free at (800) 736-3402. If you have any questions regarding the Plan, you may contact the Plan Administrator at the above toll-free number.

You are receiving this notice because you are a participant in the Plan. Unless you wish to discontinue your participation in the Plan, you are not required to contact the Plan Administrator or take any action at this time. You may, however, discontinue your participation at any time by contacting the Plan Administrator.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Plan Administrator will provide you with the prospectus if you request it by calling toll-free (800) 736-3402 or otherwise as indicated above.